Innovid, Inc.
Executive Severance Plan
ARTICLE I. Establishment, Term, and Purpose

1.1Establishment of the Plan. Innovid, Inc. (the “Company”) hereby establishes a severance plan for key executives, to be known as the Innovid, Inc. Executive Severance Plan (the “Plan”).

1.2Plan Participants. The Plan provides Severance Benefits (as described below) to certain employees of the Company, its Subsidiaries and Affiliates who incur a Qualifying Termination (as defined below) and who are listed in Attachment A or who have received a Participation Letter in the form shown on Attachment B (as it may be amended from time to time) (each a “Participant”).

1.3Purpose of Plan. The Company considers it essential to provide competitive compensation to attract and retain its management team. The Company has determined that competitive compensation should include severance benefits payable to key executives who are terminated under certain circumstances not related to performance. Accordingly, the Board of Directors of the Company (“Board”) has determined that the adoption of this Plan is necessary to provide a competitive level of severance benefits to key executives.

1.4Effective Date. The effective date of this Plan is June 29, 2021.

ARTICLE II: Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
1.1“Accrued Obligation” means an amount equal to the Participant’s accrued and unpaid Base Salary and, to the extent provided for under applicable law or the applicable policies of the Company in effect from time to time, earned but not taken vacation pay through the Participant’s Effective Date of Termination.

1.2“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

1.3“Base Salary” means the annual rate of base salary paid by the Company, a Subsidiary or Affiliate to a Participant (including amounts that the Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company, any Subsidiary or Affiliate).

1.4“Cause” means:

(A)The Participant’s failure to substantially perform his/her duties with the Company or Participant’s material underperformance of his or her job duties, as determined in the discretion of the Company’s Chief Executive Officer;

(B)The Participant’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(C)The Participant’s conviction or plea of guilty or nolo contendere to a felony:

(D)The Participant’s material violation of the Company’s Code of Business Conduct and Ethics;

(E)The Participant’s commission of an act of theft, fraud or dishonesty against the Company, any Affiliate or any Subsidiary;

(F)The Participant’s noncompliance with any restrictive covenant applicable to the Participant; or

(G)The Participant’s material breach or violation of the terms of any agreement to which Participant and the Company, or any Subsidiary or Affiliate are party.

1.5“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

1.6“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Benefits Committee.

1.7“Company” means Innovid, Inc., a Delaware corporation, or any successor thereto as provided in Article VI herein.

1.8“Continuation of Benefits Period” means, subject to adjustment by the Company’s Chief Executive Officer in his discretion, the number of months (as disclosed in Attachment A or as set forth in a Participation Letter) used to calculate a Participant’s lump sum payment, in lieu of continuation of the Participant’s benefits following a Qualifying Termination.

1.9“Disability” means “permanent and total disability” within the meaning of Code Section 22(e)(3).

1.10“Effective Date” means the date of this Plan set forth above.

1.11“Effective Date of Termination” means the effective date of a Participant’s termination of employment with the Company, all Subsidiaries and Affiliates, regardless of reason.

1.12“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

1.13“Participation Letter” means a letter delivered to a Participant acknowledging his or her participation in the Plan in substantially the form shown as Attachment B hereto, as such form may be amended, modified or supplemented from time to time.

1.14“Qualifying Termination” means the involuntary termination of the Participant’s employment by the Company for reasons other than Cause pursuant to a Notice of Termination delivered to the Participant by the Company. A termination of Participant’s employment by reason of Disability shall not be considered a Qualifying Termination

1.15“Severance Benefits” means the severance benefits and compensation payable to a Participant under Sections 3.3(A) and (B) herein, subject to adjustment in accordance with Section 4.2.

1.16“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than fifty percent (50%) of the total combined voting power of all classes of stock.

ARTICLE III. Participation and Severance Benefits

1.1Participation. Upon the Board’s designation of an employee as a Participant, such employee shall be provided a Participation Letter and shall become a Participant in the Plan.

1.2Termination of Participation. A Participant shall cease to be a Participant in the Plan and therefore shall cease to be eligible to receive Severance Benefits under the Plan upon the occurrence of any one of the following circumstances, subject as applicable to Article VII:

(A)The Participant’s employment with the Company ends due to death or Disability;

(B)The Company terminates the Participant’s employment for Cause:

(C)The Company terminates the Participant’s Participation Letter; or

(D)The Company terminates the Plan.

1.3Severance Benefits Payable upon a Qualifying Termination. If a Participant has incurred a Qualifying Termination, the Company shall pay to the Participant: (i) a cash lump sum equal to the Participant’s Accrued Obligation within sixty (60) days of such Qualifying Termination and (ii) the following Severance Benefits, with the payment or provision of such Severance Benefits conditioned upon the Participant’s compliance with Section 3.7:

(A)Cash Severance. A cash lump sum payment equal to the product of (i) the Participant’s Base Salary and (ii) the Participant’s Severance Multiple as set forth in Attachment A or as set forth in a Participation Letter, with such payment made no later than the sixtieth (60th) day following the Participant’s Effective Date of Termination.

(B)Medical and Life Insurance Benefits. A cash lump sum payment equal to the product of
(i) the Participant’s Benefits Continuation Period and (ii) 105% of the monthly premium paid by the Company for the Participant’s medical, dental, optical and group term-life insurance coverage in effect on the Participant’s Effective Date of Termination, with such payment made no later than the sixtieth (60th) day following the Participant’s Effective Date of Termination. For purposes of calculating this amount, the monthly premium shall be based on the same coverage level as in effect immediately prior to Participant’s Effective Date of Termination.

1.4Termination due to Disability. If the Participant’s employment is terminated due to Disability, the Company shall pay the Participant (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of such termination and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such

Participant shall not be entitled to the Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.5Termination due to Death. If a Participant’s employment is terminated due to death, the Company shall pay the Participant’s estate, beneficiary or other designated legal representative (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of the Participant’s death and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.6Termination for Cause or Voluntary Termination. If a Participant’s employment is terminated by the Company for Cause or voluntarily terminated by the Participant, the Company shall pay the Participant (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of such termination and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.7Release and Waiver of Claims. The payment of Severance Benefits pursuant to Section 3.3 to a Participant, is conditioned upon the Participant’s execution (and not revocation) of a release of claims in favor of the Company (and its current and former directors, officers, employees, agents, stockholders, etc.) substantially in a form acceptable to the Company (the “Release”), and the Release becomes effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination. If (i) the Release does not become effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination or if the Participant otherwise fails to comply with this Section 3.7, (ii) the Participant revokes all or any portion of the Release within any applicable revocation period or (iii) otherwise fails to comply with the requirements of this Section 3.7, the Company shall have no obligation to pay or provide any Severance Benefits to the Participant under Section 3.3.

ARTICLE IV. Reduction in Severance Benefits; No Duplication

1.1Other Arrangements. It is the express intent of the Company that the Severance Benefits provided hereunder shall not duplicate any severance, notice, termination or similar payments or benefits that may be provided to a Participant under any other agreement, plan or arrangement of the Company or that may be required to be provided to a Participant under any applicable law or regulation (collectively, “Other Severance”). Therefore, notwithstanding any provision herein to the contrary, the Severance Benefits payable hereunder shall be reduced (on a dollar for dollar basis) by the amount of such Other Severance, such that a Participant who is entitled to receive Severance Benefits hereunder receives, in the aggregate, not more than the amount of Severance Benefits that would be provided hereunder if there were no arrangements providing for any Other Severance. Any such reduction in Severance Benefits provided hereunder shall be implemented in such manner as is determined by the Company in compliance with all applicable laws, including Section 409A of the Code, if applicable, without changing the time or form of payment of any Other Severance.

1.2Discretionary Adjustments. Notwithstanding any provision herein to the contrary, except with respect to the Company’s Chief Executive Officer, payment of any Severance Benefits to any Participant is subject to the prior approval of the Company’s Chief Executive Officer or his delegate and the Company’s Chief Executive Officer may, in his sole discretion, reduce, enhance or eliminate the amount of any Severance Benefits that may be provided to a Participant hereunder, taking into account such facts, circumstances and considerations as may be deemed relevant at the time of the Participant’s Qualifying Termination. All determinations of the Company’s Chief Executive Officer hereunder shall be final and binding on all Participants.

1.3No Duplication of Benefits Provided under Change in Control Plan. In no event will any benefits be provided under this Plan if the Participant receives any benefits under the Innovid, Inc. Executive Change in Control Severance Plan or any successor plan thereto.

ARTICLE V. Restrictive Covenants

1.1Forfeiture and Clawback. Any entitlement of a Participant to Severance Benefits hereunder is expressly conditioned on the Participant’s continued compliance with any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions or other restrictive covenants to which such Participant is subject (“Restrictive Covenants”). In the event a Participant breaches or otherwise fails to comply with any such Restrictive Covenants, Participant (i) shall forfeit any unpaid portion of the payments or benefits provided pursuant to this Plan and/or (ii) shall repay to the Company any amounts previously paid to the Participant pursuant to this Plan.

ARTICLE VI. Successors and Assignment

1.1Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

1.2Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would still be payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

ARTICLE VII. Termination and Amendment

1.1Amendment and Termination of the Plan. Subject to Section 7.2, the Board of Directors may terminate or amend the Plan or any outstanding Participation Letter at any time.

1.2Participant Rights. Notwithstanding any provision of the Plan to the contrary, no termination or amendment of the Plan or any outstanding Participation Letter made after the Participant incurs a Qualifying Termination may have the effect of reducing or otherwise impairing the rights and benefits of such Participant under the Plan or the Participant’s Participation Letter, without the Participant’s written consent.

ARTICLE VIII. Miscellaneous
1.1Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Plan, all taxes as legally shall be required (including, without limitation, any United States federal taxes, any other state, city, or local taxes). The Company, its Subsidiaries and Affiliates shall have the power to deduct or withhold from any amounts payable under the Plan, or require the Participant to remit to the Company, its Subsidiaries or its Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. tax withholding requirements, as deemed necessary or appropriate by the Company.

1.2Unfunded Status. The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Letter; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

1.3No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

1.4Employment Status. Except as may be provided under any other agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.

1.5Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Committee. The Participant may make or change such designations at any time.

1.6Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

1.7Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of New York shall be the controlling law in all matters relating to this Plan.

1.8Code Section 409A. The Severance Benefits and other benefits under this Plan are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.

(A)Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the

Participant’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Severance Benefits or other payment or benefit provided for in this Plan or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then any such Severance Benefits or other payment or benefit that is payable during the first six (6) months following the Participant’s “separation from service” shall be paid or provided to the Participant in a cash lump sum on the first (1st) business day of the seventh (7th) calendar month following the month in which the Participant’s “separation from service” occurs. Any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Participant upon a “separation from service.”

(B)Notwithstanding anything to the contrary in Section 3.3 of this Plan or elsewhere, any payment or benefit under Section 3.3 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1 (b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second (2nd) taxable year of the Participant following the taxable year of the Participant in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third (3rd) taxable year following the taxable year of the Participant in which the “separation from service” occurs.

(C)To the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For the purposes of this Plan, each payment made pursuant to Section 3.3 shall be deemed to be separate payments, amounts payable under Section 3.3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(D)In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Participant executes the Release Agreement) shall be paid in the later taxable year.

ATTACHMENT A
INNOVID, INC.
EXECUTIVE SEVERANCE PLAN

Participant Name	Title	Severance Multiple	Benefits Continuation Period (# of months)
Zvika Netter	Chief Executive Officer	1.0x	12
Tanya Andreev-Kaspin	Chief Financial Officer	0.5x	6
Tim Braz	Executive Vice President, Global Sales	0.5x	6
Guy Kuperman	Chief Strategy Officer	0.5x	6
Dale Older	Chief Product Officer	0.5x	6
Ken Markus	Chief Operating Officer	0.5x	6
Tal Chalozin	Chief Technology Officer	0.5x	6
Liel Golan	Executive Vice President, Human Resources	0.5x	6
Yuval Pemper	Chief Engineering Officer	0.5x	6
Michal Livny	Executive Vice President, People Operations, EMEA & APAC	0.5x	6
Stephen Cook	General Counsel	0.5x	6
David Helmreich	Chief Commercial Officer	0.5x	6

ATTACHMENT B

INNOVID, INC.
EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION LETTER

We are pleased to inform you that you have been designated as a Participant in the Innovid, Inc. (“Company”) Executive Severance Plan (the “Plan”). Your participation in the Plan is subject to the terms and conditions of the Plan. A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Letter for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Letter shall have the meanings set forth in the Plan.
Pursuant to your participation in the Plan, you are eligible to receive Severance Benefits in accordance with and subject to the terms of the Plan.
Please understand that the Plan and this Participation Letter supersede all prior severance benefit policies, plans and arrangements of the Company, if any, with the intent that, to the maximum extent permitted by law, any such prior policies, plans, arrangements and communications are null and void and of no further force and effect with respect to your participation therein.
Please further understand that your participation in the Plan is subject to your continued compliance with all Restrictive Covenants pursuant to all agreements and arrangements between you and the Company and its subsidiaries. In the event you do not comply with any such Restrictive Covenants, you will not be eligible for any Severance Benefits under the Plan. Severance Benefits, if any, are also subject to the execution and non-revocation of a release of claims upon any Qualifying Termination, as set forth in the Plan.
Thank you for your service to the Company.

INNOVID, INC.
By:___________________________________
Printed Name:__________________________
Title:__________________________________
Date:_________________________________